FORM 8-A

(Amendment No. 1)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

ALLERGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	95-1622442 (IRS Employer Identification Number)

2525 Dupont Drive Irvine, California (Address of principal executive offices)	92612 (Zip Code)

If this form related to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

          The undersigned registrant hereby amends and supplements, as set forth below, Items 1 and 2 of its registration Statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission on February 1, 2000.

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

          On January 25, 2000, the Board of Directors of Allergan, Inc. (the “Company”), adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding at the close of business on February 18, 2000. The rights plan is governed by a Rights Agreement dated as of January 25, 2000 (the “Rights Agreement”) between the Company and First Chicago Trust Company of New York, as rights agent. Amendment No. 1 to Rights Agreement, dated as of January 2, 2002, amended the Rights Agreement to appoint Equiserve Trust Company, N.A., as successor rights agent (the “Rights Agent”).

          Effective as of January 30, 2003, the Company entered into a Second Amendment to Rights Agreement (the “Second Amendment”).

          The Second Amendment amends the Rights Agreement to provide that a qualified institutional investor will be excluded from any determination of whether a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock.

          The Second Amendment defines a qualified institutional investor as a person that:

• is described in Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, and is eligible to report beneficial ownership of the Common Stock of the Company on Schedule 13G;

• is not required to file a Schedule 13D with respect to its beneficial ownership of Common Stock of the Company;

• beneficially owns less than 15% of the Common Stock of the Company then outstanding (including in such calculation the holdings of all of such person’s affiliates and associates other than those which, under published interpretations of the Securities and Exchange Commission or its staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Common Stock of the Company); and

• beneficially owns less than 20% of the Common Stock of the Company then outstanding (including in such calculation the holdings of all of such person’s affiliates and associates).

          The Second Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to such exhibit. A copy of the Rights Agreement and the Second Amendment is available free of charge from the Company.

ITEM 2. EXHIBITS

1	Second Amendment to Rights Agreement between Allergan, Inc. and Equiserve Trust Company, N.A. dated as of January 30, 2003.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

ALLERGAN, INC.

Date: February 12, 2003	By:	/s/ Douglas S. Ingram

	Name:	Douglas S. Ingram
	Title:	Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBITS
1	Second Amendment to Rights Agreement between Allergan, Inc. and Equiserve Trust Company, N.A. dated as of January 30, 2003.